UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE LOVESAC COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) below per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

2025 ANNUAL MEETING OF STOCKHOLDERS

OF THE LOVESAC COMPANY

TO BE HELD ON TUESDAY, JUNE 10, 2025

This proxy statement supplement, dated May 30, 2025 (the “Supplement”), supplements the Definitive Proxy Statement of The Lovesac Company (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2025 (the “Proxy Statement”), relating to the 2025 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, June 10, 2025 at 10:00 a.m. Eastern Time, virtually via live webcast at https://web.viewproxy.com/LovesacCompany/2025.

This Supplement is being filed with the SEC and is being made available to the stockholders of the Company on or about May 30, 2025. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. This Supplement solely provides further information to be considered with respect to Proposal 2 of the Proxy Statement. Capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement.

As more specifically described in the Proxy Statement, we are seeking advisory approval of the Company’s fiscal 2025 compensation for its named executive officers as disclosed in the Proxy Statement. The additional information contained in this Supplement outlines the reasons we believe stockholders should support Proposal 2. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. You should read the entire Proxy Statement, this Supplement (which contains important information that supplements and updates the Proxy Statement), and any additional proxy materials carefully before voting your shares.

We ask that you vote “FOR” Proposal 2 - To provide advisory approval of the Company’s fiscal 2025 compensation for its named executive officers as disclosed in the Proxy Statement.

By Order of the Board of Directors

Megan C. Preneta
Vice President, General Counsel and Secretary
May 30, 2025

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 10, 2025: Our Proxy Statement and 2025 Annual Report are available at https://www.astproxyportal.com/ast/22259. This Supplement is being made available online at the same location on or about May 30, 2025.

Supplemental Information Concerning Proposal No. 2 - To provide advisory approval of the Company’s fiscal 2025 compensation for its named executive officers as disclosed in the Proxy Statement:

On behalf of our Compensation Committee, the following information outlines the reasons we are seeking stockholder support for Proposal 2:

Overview

■	Our executive compensation program guiding principles are to align pay with performance, while also ensuring we retain the leadership needed to execute our long-term strategy.

■	Our program is heavily performance-based with approximately 85% of our named executive officers’ total compensation at risk, and balanced equally among short-term cash (bonus) and equity incentives (PSUs/RSUs) and long-term cash incentives (LTPA). Our internal goal setting is a rigorous process and our targets set with an ambitious mindset.

■	The Compensation Committee believes our program design promotes strong performance and balanced decision-making in both the short- and long-term, and aligns with stockholders’ interests.

Strategic Context

■	In fiscal 2025, we continued our commitment to long-term value creation despite operating in a sector that has faced materially negative growth for three consecutive years. Despite category headwinds, fiscal 2025 was Lovesac’s most prolific year of new product innovation ever, culminating in the Sactionals Reclining Seat, which was launched ahead of schedule and in time for the holiday selling season.

■	Additionally, we hosted our first-ever Investor Day, providing a strategic framework for value creation, thereby providing transparency into our ambitions for top line growth and margin expansion. This framework unveiled our intentions to launch at least three transformative new product platforms over the next three years, beginning with the EverCouch™ platform in fiscal 2026, and with two new rooms to follow in fiscal 2027 and fiscal 2028, respectively.

■	Our strategy has been to invest in and protect our brand for the long term, even if that means making decisions that impact short-term metrics. In fiscal 2025, we deliberately chose to protect our brand by not matching the deep discounting seen across the industry. This disciplined approach came at a near-term cost; in the Black Friday event alone, we estimate a loss of $17M–$22M in revenue by maintaining our 30% discount instead of matching 40-50% that many others offered which would have earned an approximately 65% bonus payout. These decisions, while suppressing short-term sales, preserved our long-term brand integrity, pricing power and profitability—both essential for sustainable value creation. Even given these decisions, we continued to gain market share in fiscal 2025, which builds on the gains that we have delivered each year.

■	We also invested in core business processes that allowed us to reduce our risk exposure in lower-margin channels, such as barter sales (sales of non-new goods in exchange for marketing credits). Specifically, we cut $3M in Q4 sales to ICON as we launched beta tests for our imminent public release of trade-in and resale services, which we believe will enhance our value proposition with customers and drive meaningful value creation over time.

■	These moves were part of a broader strategy to focus on core platforms, improve the quality of earnings, and prepare the omni-channel nature of our business for profitable growth across channels ahead of new product platform introductions.

Performance Considerations and Actions Taken by the Compensation Committee

The Compensation Committee took two key actions regarding the payouts for named executive officers for fiscal 2025:

1)	Discretionary Adjustment to Annual Incentive Plan Payout (Performance-Based Discretion)

While headline financial metrics (Net Sales and Adjusted EBITDA) were below Annual Incentive Plan threshold levels in fiscal 2025, after adjusting for management’s strategic choices discussed previously, the Compensation Committee concluded that performance would have equated to a ~65% payout. However, the Committee exercised its discretion more modestly, providing a payout of 40% of target (instead of 65%). The Committee felt that providing no payout would be overly punitive in consideration of:

●	Category outperformance gaining market share and thoughtful brand protection (i.e., not promoting as heavily as competitors), and

●	Consistent and effective execution amid industry headwinds against the Strategic Plan shared at Investor Day in December 2024.

2)	Additional Discretionary Bonus (Retention Risk and Strategic Impact-Based Discretion)

Actual bonus payouts were below target for the past two years, and low relative to peer payouts, despite relative financial performance in the top quartile. The Committee reviewed both bonus and total compensation benchmark data provided by our independent compensation consultant FW Cook to reach this conclusion. In addition, another significant factor considered by the Committee was the Company’s rigorous goal-setting process -- performance goals were set aggressively compared to category growth expectations.

In light of increased retention risk, the Committee provided additional discretionary bonuses based on:

●	Material progress on the Strategic Plan, including the early launches of the Sactionals Reclining Seat and the EverCouch™ platform in fiscal 2025 and fiscal 2026, respectively.

●	Significant progress on two additional new platforms for future launch which were reviewed with the Board, as well as building our capabilities to scale the business including the recent hire of a Chief Brand and Marketing Officer and advancing our product development and commercialization capabilities.

●	The fact that our bonus payouts fell below our peers in the benchmark group, despite our financial performance exceeding that of our peers.

These two discretionary actions resulted in a total bonus payout of 70% of target for the named executive officers and brought their total compensation to the bottom quartile of the peer group.

Stockholder Alignment and Governance

●	We believe that in this unique year—marked by brand-defensive choices and foundational innovation milestones—the Compensation Committee’s decisions were measured, justified, and fully disclosed for transparency in our Proxy Statement and tied directly to business performance and talent retention needs. Despite these adjustments, however, the total compensation payable to our named executive officers was below market levels.

●	We also believe that the blend of short-term and long-term incentive compensation is appropriately weighted; however, the Compensation Committee is committed to re-examining the metrics used for our incentive programs to reduce duplication among award types.

●	In addition, to underscore our strong pay for performance philosophy, the Compensation Committee eliminated the carryforward feature of unearned PSUs from our fiscal 2026 equity grants. Now, unearned PSUs will be forfeited entirely and not eligible to be earned in subsequent years.

●	We welcome engagement with our stockholders and are committed to evolving our practices to align with stockholder expectations while retaining key leadership through transformational periods.

2